Exhibit 3.4

SECOND AMENDED AND RESTATED BYLAWS

OF GREGG APPLIANCES, INC.

ARTICLE I.

Records Pertaining to Share Ownership

Section 1.1. Recognition of Shareholders. Gregg Appliances, Inc. (the “Corporation”) is entitled to recognize a person registered on its books as the owner of shares of the Corporation as having the exclusive right to receive dividends and to vote those shares, notwithstanding any other person’s equitable or other claim to, or interest in, those shares.

Section 1.2. Transfer of Shares. Shares are transferable only on the books of the Corporation, subject to any transfer restrictions imposed by the Articles of Incorporation, these Bylaws, or an agreement among shareholders and the Corporation. Shares may be so transferred upon presentation of the certificate representing the shares, endorsed by the appropriate person or persons, and accompanied by (a) reasonable assurance that those endorsements are genuine and effective, and (b) a request to register the transfer. Transfers of shares are otherwise subject to the provisions of the Indiana Business Corporation Law (the “Act”) and Article 8.1 of the Indiana Uniform Commercial Code.

Section 1.3. Certificates. Each shareholder is entitled to a certificate signed (manually or in facsimile) by at least two officers of the Corporation, setting forth (a) the name of the Corporation and that it was organized under Indiana law, (b) the name of the person to whom issued, (c) the number and class, and series of shares represented, and (d) a conspicuous statement that the Corporation will furnish to the holder of the certificate on request, in writing and without charge, a summary of the designations, relative rights, preferences, and limitations applicable to each such class of shares, and the variations in rights, preferences, and limitations determined for each series within a class (and the authority of the Board of Directors to determine variations for future series). The Board of Directors shall prescribe the form of the certificate.

Section 1.4. Lost or Destroyed Certificates. A new certificate may be issued to replace a lost or destroyed certificate. Unless waived by the Board of Directors, the shareholder in whose name the certificate was issued shall make an affidavit or affirmation of the fact that his certificate is lost or destroyed, shall advertise the loss or destruction in such manner as the Board of Directors may require, and shall give the Corporation a bond of indemnity in the amount and form which the Board of Directors may prescribe.

ARTICLE II.

Meetings of the Shareholders

Section 2.1. Annual Meetings. Annual meetings of the shareholders shall be held each year at 10:00 a.m. on the second (2nd) Tuesday of the sixth (6th) month following the end of each fiscal year (or, if such day is a legal holiday, on the next succeeding day not a legal holiday), or on such other date as may be designated by the Board of Directors.

Section 2.2. Special Meetings. Special meetings of the shareholders may be called from time to time by the Board of Directors, or by a majority of the voting shareholders. Special meetings of the shareholders shall be called upon delivery to the Secretary of the Corporation of one or more written demands for a special meeting of the shareholders describing the purposes of that meeting and signed and dated by the holders of at least 25% of all the votes entitled to be cast on any issue proposed to be considered at that meeting.

Section 2.3. Notice of Meetings. The Corporation shall deliver or mail written notice stating the date, time, and place of any shareholders’ meeting and, in the case of a special shareholders’ meeting or when otherwise required by law, a description of the purposes for which the meeting is called, to each shareholder of record entitled to vote at the meeting, at such address as appears in the records of the Corporation and at least 10, but no more than 60, days before the date of the meeting. A shareholders’ meeting shall be held at such place, either in or out of the State of Indiana, as may be specified by the Board of Directors in the respective notice for such meeting.

Section 2.4. Waiver of Notice. A shareholder may waive notice of any meeting, before or after the date and time of the meeting as stated in the notice, by delivering a signed waiver to the Corporation for inclusion in the minutes. A shareholder’s attendance at any meeting, in person or by proxy (a) waives objection to lack of notice or defective notice of the meeting, unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (b) waives objection to consideration of a particular matter at the meeting that is not within the purposes described in the meeting notice, unless the shareholder objects to considering the matter when it is presented.

Section 2.5. Record Date. The Board of Directors may fix a record date, which may be a future date, for the purpose of determining the shareholders entitled to notice of a shareholders’ meeting, to demand a special meeting, to vote, or to take any other action. A record date may not exceed 70 days before the meeting or action requiring a determination of shareholders. If the Board of Directors does not fix a record date, the record date shall be the 10th day prior to the date of the meeting or other action,

Section 2.6. Voting by Proxy. A shareholder may appoint a proxy to vote or otherwise act for the shareholder pursuant to a written appointment form executed by the shareholder or the shareholder’s duly authorized attorney-in-fact. An appointment of a proxy is effective when received by the Secretary or other officer or agent of the Corporation authorized to tabulate votes. The general proxy of a fiduciary is given the same effect as the general proxy of any other shareholder. A proxy appointment is valid for 11 months unless otherwise expressly stated in the appointment form.

Section 2.7. Voting Lists. After a record date for a shareholders’ meeting has been fixed, the Secretary shall prepare an alphabetical list of all shareholders entitled to notice of the meeting, arranged by voting group and within each voting group by class of shares, and showing the address and number of shares held by each shareholder. The list shall be kept on file at the principal office of the Corporation or at a place identified in the meeting notice in the city where the meeting will be held. The list shall be available for inspection and copying by any shareholder entitled to vote at the meeting, or by the shareholder’s agent or attorney authorized in writing, at any time during regular business hours, beginning 5 business days before the date of the meeting through the meeting. The list shall also be made available to any shareholder, or to the shareholder’s agent or attorney authorized in writing, at the meeting and any adjournment thereof. Failure to prepare or make available a voting list with respect to any shareholder’s meeting shall not affect the validity of any action taken at such meeting.

Section 2.8. Quorum; Approval. At any meeting of shareholders, a majority of the votes entitled to be cast on a matter by a voting group at the meeting constitutes a quorum of that voting group. If a quorum is present when a vote is taken, action on a matter is approved by a voting group if the votes cast in favor of the action exceed the votes cast in opposition to the action, unless a greater number is required by law, the Articles of Incorporation, or these Bylaws. If more than one voting group is entitled to vote on a matter, approval by each voting group is required for the matter to be approved by the shareholders as a whole.

Section 2.9. Action by Consent. If not otherwise determined pursuant to Section 5 of this Article II, the record date for determining shareholders entitled to take action without a meeting is the date the first shareholder signs the consent to such action.

Section 2.10. Presence. Any or all shareholders may participate in any annual or special shareholders’ meeting by, or through the use of, any means of communication by which all shareholders participating may simultaneously hear each other during the meeting. A shareholder so participating is deemed to be present in person at the meeting.

Section 2.11. Place of Meetings. Meetings, of the shareholders of the Corporation shall be held at such place, either in or out of the State of Indiana, as may be specified by the Board of Directors.

ARTICLE III.

Board of Directors

Section 3.1. Powers and Duties. All corporate powers are exercised by or under the authority of, and the business and affairs of the Corporation are managed under the direction of, the Board of Directors, unless otherwise provided in the Articles of Incorporation.

Section 3.2. Number and Terms of Office; Qualifications. The number of directors which shall constitute the Board of Directors shall initially be eleven (11) and thereafter shall be as fixed from time to time by the Board of Directors. Each director shall hold office until the next annual meeting of stockholders and until his successor is elected and qualified, or until his earlier resignation or removal. Directors need not be stockholders.

Section 3.3. Removal. Unless the Articles of Incorporation state otherwise, any director may he removed with or without cause either by action of the directors, or by action of the shareholders taken at a meeting that was called for the purpose of removing the director and the notice of which states that one of the purposes of the meeting is removal of the director.

Section 3.4. Vacancies. If a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors, the Board of Directors may fill the vacancy. If the directors remaining in office constitute fewer than a quorum of the Board, the directors remaining in office may fill the vacancy by the affirmative vote of a majority of those directors. Any director elected to fill a vacancy holds office until the next annual meeting of the shareholders and until a successor is elected and qualifies.

Section 3.5. Annual Meetings. Unless otherwise agreed by the Board of Directors, the annual meeting of the Board of Directors shall be held immediately following the annual meeting of the shareholders, at the place where the meeting of shareholders was held, for the purpose of electing officers and considering any other business which may be brought before the meeting. Notice is not necessary for any annual meeting.

Section 3.6. Regular and Special Meetings. Regular meetings of the Board of Directors may be held pursuant to a resolution of the Board of Directors establishing a method for determining the date, time, and place of those meetings. Notice is not necessary for any regular meeting. Special meetings of the Board of Directors may be held upon the call of the President or of any 2 directors and upon 48 hours’ written or oral notice specifying the date, time, and place of the meeting. Notice of a special meeting may be waived in writing before or after the time of the meeting. The waiver must be signed by the director entitled to the notice and filed with the minutes of the meeting. Attendance at or participation in a meeting waives any required notice of the meeting, unless at the beginning of the meeting (or promptly upon the director’s arrival) the director objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

Section 3.7. Quorum. A quorum for the transaction of business at any meeting of the Board of Directors consists of a majority of the number of directors specified in Section 2 of this Article III. If a quorum is present when a vote is taken, action on a matter is approved if the action receives the affirmative vote of a majority of the directors present.

Section 3.8. Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if the action is taken by all directors then in office. The action must be evidenced by one or more written consents describing the action taken, signed by each director, and included in the minutes. Action of the Board of Directors taken by consent is effective when the last director signs the consent, unless the consent specifies a prior or subsequent effective date.

Section 3.9. Committees. The Board of Directors may create one or more committees and appoint members of the Board of Directors to serve on them. Each committee may have one or more members, who serve at the pleasure of the Board of Directors. The creation of a committee and appointment of members to it must be approved by the greater of (i) a majority of all the directors in office when the action is taken, or (ii) the number of directors required under Section 7 of this Article III to take action. All rules applicable to action by the Board of Directors apply to committees and their members. The Board of Directors may specify the authority that a committee may exercise; however, a committee may not (a) authorize distributions, except a committee may authorize or approve a reacquisition of shares if done according to a formula or method prescribed by the Board of Directors, (b) approve or propose to shareholders action that must be approved by shareholders, (c) fill vacancies on the Board of Directors or on any of its committees, (d) amend the Articles of Incorporation, (e) adopt, amend, or repeal these Bylaws, (f) approve a plan of merger not requiring shareholder approval, or (g) authorize or approve the issuance or sale or a contract for the sale of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares, except the Board of Directors may authorize a committee to so act within limits prescribed by the Board of Directors.

Section 3.10. Presence. The Board of Directors may permit any or all directors to participate in any annual, regular, or special meeting by any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director so participating is deemed to be present in person at the meeting.

Section 3.11. Compensation. Each director shall receive such compensation for service as a director as may be fixed by the Board of Directors.

ARTICLE IV.

Officers

Section 4.1. Officers. The Corporation shall have a Chief Executive Officer, a President, a Vice President, a Secretary, a Treasurer, and such other officers and/or assistant officers as the Board of Directors or the President designates. The same individual may simultaneously hold more than one office.

Section 4.2. Terms of Office. Officers are elected at each annual meeting of the Board of Directors and serve for a term expiring at the following annual meeting of the Board of Directors. An officer who has been removed pursuant to Section 4 of this Article IV ceases to serve as an officer immediately upon removal; otherwise, an officer whose term has expired continues to serve until a successor is elected and qualifies.

Section 4.3. Vacancies. If a vacancy occurs among the officers, the Board of Directors may fill the vacancy. Any officer elected to fill a vacancy holds office until the next annual meeting of the Board of Directors and until a successor is elected and qualifies.

Section 4.4. Removal. Any officer may be removed by the Board of Directors at any time with or without cause.

Section 4.5. Compensation. Each officer shall receive such compensation for service in office as may be fixed by the Board of Directors.

Section 4.6. Chief Executive Officer. The Chief Executive Officer, subject to the control of the Board, shall have general charge and supervision and authority over the business and affairs of the Corporation, and shall have such other powers and perform such other duties as are incident to this office and as may be assigned to him by the Board. If and so long as, the Chief Executive Officer shall be a duly elected and incumbent member of the Board, the Chief Executive Officer may be designated as Chairman and shall preside at all Shareholder Meetings and, if designated as Chairman or if no other Director is designated as Chairman, at Board Meetings.

Section 4.7. President. The President shall be Chief Operating Officer, subject to the control of the Chief Executive Officer and the Board, and shall have general charge of and supervision and authority over the operations of the Corporation, and shall have such other powers and perform such other duties as are incident to this office and as may be assigned to him by the Chief Executive Officer or the Board. In the case of the absence or disability of the Chief Executive Officer, the President shall fulfill the duties of the Chief Executive Officer.

Section 4.8. Vice President. The Vice President has all the powers of, and performs all the duties incumbent upon, the President during the President’s absence or disability. The Vice President has such other powers and duties as the Board of Directors may from time to time prescribe.

Section 4.9. Secretary. The Secretary is responsible for (a) attending all meetings of the shareholders and the Board of Directors, (b) preparing true and complete minutes of the proceedings of all meetings of the shareholders, the Board of Directors, and all committees of the Board of Directors, (c) maintaining and safeguarding the books (except books of account) and records of the Corporation, and (d) authenticating the records of the Corporation. If required, the Secretary attests the execution of deeds, leases, agreements, powers of attorney, certificates representing shares of the Corporation, and other official documents by the Corporation. The Secretary serves all notices of the Corporation required by law, the Board of Directors, or these Bylaws. The Secretary has such other duties as the Board of Directors may from time to time prescribe.

Section 4.10. Treasurer. The Treasurer is responsible for (a) keeping correct and complete books of account which show accurately at all times the financial condition of the Corporation, (b) safeguarding all funds, notes, securities, and other valuables which may from time to time come into the possession of the Corporation, and (c) depositing all funds of the Corporation with such depositories as the Board of Directors shall designate. The Treasurer shall furnish at meetings of the Board of Directors, or when otherwise requested, a statement of the financial condition of the Corporation. The Treasurer has such other duties as the Board of Directors may from time to time prescribe,

Section 4.11. Assistant Officers. The Board of Directors or the President may from time to time designate and elect assistant officers who shall have such powers and duties as the officers whom they are elected to assist specify and delegate to them, and such other powers and duties as the Board of Directors or the President may from time to time prescribe. An Assistant Secretary may, during the absence or disability of the Secretary, discharge all responsibilities imposed upon the Secretary of the Corporation, including, without limitation, attest the execution of all documents by the Corporation.

ARTICLE V.

Miscellaneous

Section 5.1. Records. The Corporation shall keep as permanent records minutes of all meetings of the shareholders, the Board of Directors, and all committees of the Board of Directors, and a record of all actions taken without a meeting by the shareholders, the Board of

Directors, and all committees of the Board of Directors. The Corporation or its agent shall maintain a record of the shareholders in a form that permits preparation of a list of the names and addresses of all shareholders, in alphabetical order by class of shares showing the number and class of shares held by each. The Corporation shall maintain its records in written form or in a form capable of conversion into written form within a reasonable time. The Corporation shall keep a copy of the following records at its principal office: (a) the Articles of Incorporation then currently in effect, including all amendments, (b) the Bylaws then currently in effect, including all amendments, (c) all resolutions adopted by the Board of Directors with respect to one or more classes or series of shares and fixing their relative rights, preferences, and limitations, if shares issued pursuant to those resolutions are outstanding, (d) minutes of all shareholders’ meetings, and records of all actions taken by shareholders without a meeting, for the past 3 years, (e) all written communications to shareholders generally during the past 3 years, including annual financial statements furnished upon request of the shareholders, (f) a list of the names and business addresses of the current directors and officers, and (g) the most recent annual report filed with the Indiana Secretary of State.

Section 5.2. Execution of Contracts and Other Documents. Unless otherwise authorized or directed by the Board of Directors, all written contracts and other documents entered into by the Corporation shall be executed on behalf of the Corporation by any officer of the Corporation.

Section 5.3. Accounting Year. The accounting year of the Corporation begins on the first (1st) day of April of each year and ends on the last day in March of the succeeding year.

Section 5.4. Corporate Seal. The Corporation has no seal.

ARTICLE VI.

Amendment

These Bylaws may be amended or repealed only by the Board of Directors. The affirmative vote of a majority of all the directors is necessary to amend or repeal these Bylaws.

By:	/s/ Jeremy Aguilar

Date: